Exhibit 99.1

LIMITED BRANDS ANNOUNCES 49 PERCENT INCREASE IN ADJUSTED

FOURTH QUARTER EARNINGS PER SHARE

— REPORTED EPS OF $1.08 VERSUS $0.05 LAST YEAR —

— UPDATES FEBRUARY COMP GUIDANCE AND PROVIDES FIRST QUARTER AND

FULL-YEAR 2010 GUIDANCE —

Columbus, Ohio, Feb. 24, 2010 — Limited Brands, Inc. (NYSE: LTD) today reported 2009 fourth quarter and full-year results.

Fourth Quarter Results

Adjusted earnings per share for the fourth quarter ended Jan. 30, 2010, which exclude certain significant items as detailed below, increased 49 percent to $1.01 compared to $0.68 for the quarter ended Jan. 31, 2009. Fourth quarter adjusted operating income was $585.5 million compared to $390.7 million last year, and adjusted net income was $332.8 million compared to $218.9 million last year.

Including the significant items below, reported fourth quarter earnings per share were $1.08 compared to $0.05 last year; operating income was $585.5 million compared to $153.1 million last year; and net income was $356.1 million compared to $16.1 million last year.

Significant items are as follows:

In 2009 (totaling to a benefit $0.07 per share):

•	An income tax benefit of $23.3 million, primarily related to the reorganization of certain foreign subsidiaries.

In 2008 (totaling to a net charge of $0.63 per share):

•	A pre-tax non-cash impairment charge of $215.0 million, or $0.63 per share, to reduce the carrying value of La Senza goodwill and other intangible assets;

•	A pre-tax charge of $22.6 million, or $0.04 per share, for severance related to the reduction of roughly 10 percent of home office headcount; and

•	A tax benefit of $15.0 million, or $0.05 per share, primarily related to certain discrete foreign and state income tax items.

The company reported a comparable store sales increase of 1 percent for the fourth quarter ended Jan. 30, 2010. Net sales were $3.063 billion compared to net sales of $2.991 billion last year.

Full-Year Results

Adjusted earnings per share for the year ended Jan. 30, 2010, which exclude certain significant items, increased 17 percent to $1.23 compared to $1.05 for the year ended Jan. 31, 2009. Adjusted 2009 operating income was $858.3 million compared to $717.5 million in 2008, and adjusted net income was $401.8 million compared to $353.4 million in 2008.

Including significant items, reported 2009 full-year earnings per share were $1.37 compared to $0.65 in 2008; operating income was $867.7 million compared to $588.9 million in 2008; and net income was $447.9 million compared to $220.1 million in 2008.

At the conclusion of this press release is a reconciliation of reported to adjusted results, including a description of the significant items.

The company reported a comparable store sales decrease of 4 percent for the year ended Jan. 30, 2010. Net sales were $8.632 billion compared to net sales of $9.043 billion last year.

2010 Outlook

Chairman and CEO Leslie Wexner stated, “The economic environment in 2009 was very challenging. We managed inventory, expenses and capital conservatively. We focused on executing with flexibility and speed, and those disciplines helped us achieve better results in the fourth quarter. We made good progress, but we recognize there is more to do and are very focused on continued improvement.”

The company’s earnings forecast is based on various assumptions which will be discussed more fully on the earnings conference call. The company expects 2010 full-year earnings per share to be between $1.40 and $1.60 per share, including earnings per share between $0.05 per share and $0.10 per share in the first quarter.

The company expects to report a February comparable store sales increase in the high single to low double digit range, versus its previous estimate of roughly flat.

Earnings Call and Additional Information

Limited Brands will conduct its fourth quarter earnings call at 9 a.m. Eastern time on Thursday, Feb. 25. To listen, call 1-866-583-6618 (international dial-in number: 1-937-200-3978). For an audio replay, call 1-866-NEWS-LTD (international replay number: 1-706-902-3452) or log onto www.Limitedbrands.com. Additional fourth quarter and full-year financial information is also available at www.Limitedbrands.com.

ABOUT LIMITED BRANDS:

Limited Brands, through Victoria’s Secret, Pink, Bath & Body Works, C.O. Bigelow, La Senza, White Barn Candle Co. and Henri Bendel, presently operates 2,971 specialty stores. The company’s products are also available online at www.VictoriasSecret.com, www.BathandBodyWorks.com, www.HenriBendel.com and www.LaSenza.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

We caution that any forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) contained in this press release or the fourth quarter earnings call involve risks and uncertainties and are subject to change based on various important factors, many of which are beyond our control. Accordingly, our future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. Words such as “estimate,” “project,” “plan,” “believe,” “expect,” “anticipate,” “intend,” “planned,” “potential” and similar expressions may identify forward-looking statements. Risks associated with the following factors, among others, in some cases have affected and in the future could affect our financial performance and actual results and could cause actual results to differ materially from those expressed or implied in any forward-looking statements included in this press release or the fourth quarter earnings call:

•	general economic conditions, consumer confidence and consumer spending patterns;

•	the global economic crisis and its impact on our suppliers, customers and other counterparties;

•	the impact of the global economic crisis on our liquidity and capital resources;

•	the dependence on a high volume of mall traffic and the possible lack of availability of suitable store locations on appropriate terms;

•	the seasonality of our business;

•	our ability to grow through new store openings and existing store remodels and expansions;

•	our ability to expand into international markets;

•	independent licensees;

•	our direct channel business including our new distribution center;

•	our failure to protect our reputation and our brand images;

•	our failure to protect our trade names and trademarks;

•	market disruptions including severe weather conditions, natural disasters, health hazards, terrorist activities or the prospect of these events;

•	stock price volatility;

•	our failure to maintain our credit rating;

•	our ability to service our debt;

•	the highly competitive nature of the retail industry generally and the segments in which we operate particularly;

•

consumer acceptance of our products and our ability to keep up with fashion trends, develop new merchandise, launch new product lines successfully, offer products at the appropriate price points and enhance our brand image;

•	our ability to retain key personnel;

•	our ability to attract, develop and retain qualified employees and manage labor costs;

•	our reliance on foreign sources of production, including risks related to:

•	political instability;

•	duties, taxes, other charges on imports;

•	legal and regulatory matters;

•	volatility in currency and exchange rates;

•	local business practices and political issues;

•	potential delays or disruptions in shipping and related pricing impacts; and

•	the disruption of imports by labor disputes;

•	the possible inability of our manufacturers to deliver products in a timely manner or meet quality standards;

•	fluctuations in energy costs;

•	increases in the costs of mailing, paper and printing;

•	self-insured risks;

•	our ability to implement and sustain information technology systems;

•	our failure to comply with regulatory requirements; and

•	legal matters.

We are not under any obligation and do not intend to make publicly available any update or other revisions to any of the forward-looking statements contained in this press release or the fourth quarter earnings call to reflect circumstances existing after the date of this press release or to reflect the occurrence of future events even if experience or future events make it clear that any expected results expressed or implied by those forward-looking statements will not be realized. Additional information regarding these and other factors can be found in “Item 1A. Risk Factors” in our 2008 Annual Report on Form 10-K.

For further information, please contact:

Limited Brands:
Investor Relations	Media Relations
Amie Preston	Tammy Roberts Myers
(614) 415-6704	(614) 415-7072
apreston@limitedbrands.com	extcomm@limitedbrands.com

LIMITED BRANDS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

THIRTEEN WEEKS ENDED JANUARY 30, 2010 AND JANUARY 31, 2009

(Unaudited)

(In thousands except per share amounts)

	2009			2008
	Reported	Adjustments	Adjusted	Reported	Adjustments	Adjusted
Net Sales	$3,063,352	$—	$3,063,352	$2,991,102	$—	$2,991,102
Cost of Goods Sold, Buying & Occupancy	(1,814,374)	—	(1,814,374)	(1,966,442)	—	(1,966,442)

Gross Profit	1,248,978	—	1,248,978	1,024,660	—	1,024,660
General, Administrative and Store Operating Expenses	(660,030)	—	(660,030)	(656,525)	22,600	(633,925)
Impairment of Goodwill and Other Intangible Assets	(3,403)	—	(3,403)	(215,000)	215,000	—

Operating Income	585,545	—	585,545	153,135	237,600	390,735
Interest Expense	(61,296)	—	(61,296)	(44,575)	—	(44,575)
Interest Income	355	—	355	1,173	—	1,173
Other Income	11,808	—	11,808	477	—	477

Income Before Income Taxes	536,412	—	536,412	110,210	237,600	347,810
Provision (Benefit) for Income Taxes	180,304	23,304	203,608	94,104	34,773	128,877

Net Income Attributable to Limited Brands, Inc. Per Diluted Share	$356,108	$(23,304)	$332,804	$16,106	$202,827	$218,933

Net Income Per Diluted Share	$1.08		$1.01	$0.05		$0.68

Weighted Average Shares Outstanding	329,819		329,819	323,463		323,463

LIMITED BRANDS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

FIFTY-TWO WEEKS ENDED JANUARY 30, 2010 AND JANUARY 31, 2009

(Unaudited)

(In thousands except per share amounts)

	2009			2008
	Reported	Adjustments	Adjusted	Reported	Adjustments	Adjusted
Net Sales	$8,632,489	$—	$8,632,489	$9,042,681	$—	$9,042,681
Cost of Goods Sold, Buying & Occupancy	(5,604,398)	—	(5,604,398)	(6,036,284)	—	(6,036,284)

Gross Profit	3,028,091	—	3,028,091	3,006,397	—	3,006,397
General, Administrative and Store Operating Expenses	(2,166,402)	—	(2,166,402)	(2,311,452)	22,600	(2,288,852)
Impairment of Goodwill and Other Intangible Assets	(3,403)	—	(3,403)	(215,000)	215,000	—
Net Gain on Joint Ventures	9,441	(9,441)	—	108,962	(108,962)	—

Operating Income	867,727	(9,441)	858,286	588,907	128,638	717,545
Interest Expense	(237,142)	—	(237,142)	(180,788)	—	(180,788)
Interest Income	2,369	—	2,369	17,917	—	17,917
Other Income	17,246	—	17,246	23,659	(13,293)	10,366

Income Before Income Taxes	650,200	(9,441)	640,759	449,695	115,345	565,040
Provision for Income Taxes	202,320	36,672	238,992	233,329	(17,917)	215,412

Net Income	447,880	(46,113)	401,767	216,366	133,262	349,628
Less: Net Income (Loss) Attributable to Noncontrolling Interest	—	—	—	(3,733)	—	(3,733)

Net Income Attributable to Limited Brands, Inc.	$447,880	$(46,113)	$401,767	$220,099	$133,262	$353,361

Net Income Attributable to Limited Brands, Inc. Per Diluted Share	$1.37		$1.23	$0.65		$1.05

Weighted Average Shares Outstanding	326,765		326,765	337,301		337,301

LIMITED BRANDS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED STATEMENTS OF INCOME AND

RECONCILIATION OF ADJUSTED RESULTS

(Unaudited)

The “Adjusted Results” provided in the attached unaudited Consolidated Statements of Income and Reconciliation of Adjusted Results are non-GAAP financial measures and reflect the following:

Fiscal 2009

In the second quarter of 2009, adjusted results exclude an after-tax gain of $14.0 million related to the disposal of a non-core joint venture.

In the third quarter of 2009, adjusted results exclude an income tax benefit, primarily due to the resolution of certain tax matters, of $8.8 million.

In the fourth quarter of 2009, adjusted results exclude an income tax benefit of $23.3 million, primarily related to the reorganization of certain foreign subsidiaries.

Fiscal 2008

In the first quarter of 2008, adjusted results exclude the following:

•	a $128.0 million pre-tax gain related to the sale of a non-core joint venture; and

•	a $19.1 million pre-tax charge related to the impairment of the investment carrying value of another non-core joint venture.

In the second quarter of 2008, adjusted results exclude a $13.3 million pre-tax gain, included in other income, related to a $71 million cash distribution from Express.

In the fourth quarter of 2008, adjusted results exclude the following:

•	a $215.0 million pre-tax charge to reduce the carrying value of La Senza goodwill and other intangible assets;

•	a $22.6 million pre-tax charge for severance related to the reduction of roughly 10% of home office headcount, or approximately 400 associates; and

•	a $15.0 million tax benefit primarily related to certain discrete foreign and state income tax items.

The Unaudited Adjusted Consolidated Statements of Income should not be construed as an alternative to the reported results determined in accordance with generally accepted accounting principles. Further, the Company’s definition of adjusted income information may differ from similarly titled measures used by other companies. While it is not possible to predict future results, management believes the adjusted information is useful for the assessment of the ongoing operations of the Company. The Unaudited Adjusted Consolidated Statements of Income should be read in conjunction with the Company’s historical financial statements and notes thereto contained in the Company’s quarterly reports on Form 10-Q and annual report on Form 10-K.